April 4, 2003

Dear Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Rome Bancorp, Inc., the holding company for The Rome Savings Bank, which will be held on May 7, 2003 at 6:00 p.m., local time, at the main office of The Rome Savings Bank, 100 W. Dominick Street, Rome, New York, 13440-5810 (the "Annual Meeting").

The attached Notice of Annual Meeting and Proxy Statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Rome Bancorp and Rome Savings and you will have an opportunity to ask questions.

The Board of Directors of Rome Bancorp has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of Rome Bancorp and its shareholders and unanimously recommends a vote "FOR" each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Rome Bancorp and Rome Savings, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Charles M. Sprock

Chairman, President and Chief Executive Officer

Rome Bancorp, Inc.

100 W. Dominick Street

Rome, New York 13440-5810

Notice of Annual Meeting of Shareholders

Date:	Wednesday, May 7, 2003
Time:	6:00 p.m., local time
Place:	The Rome Savings Bank 100 W. Dominick Street Rome, New York 13440-5810

At our 2003 Annual Meeting, we will ask you to:

1. Elect two directors to serve for a three-year term to expire at the 2006 Annual Meeting. Richard H. McMahon and Marion C. Scoville are the Board of Directors' nominees;

2. Ratify the appointment of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2003; and

3. Transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a shareholder of Rome Bancorp at the close of business on March 14, 2003, the record date.

By Order of the Board of Directors,

Marion C. Scoville

Corporate Secretary

Rome, New York

April 4, 2003

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

General

We have sent you this Proxy Statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled "Voting Rights."

We began mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card on or about April 4, 2003 to all shareholders entitled to vote. If you owned common stock of Rome Bancorp at the close of business on March 14, 2003, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 2,865,733 shares of common stock outstanding.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Annual Meeting.

Voting Rights

You are entitled to one vote at the Annual Meeting for each share of the common stock of Rome Bancorp that you owned as of record at the close of business on March 14, 2003. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares "FOR" each of the proposals identified in the Notice of the Annual Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of the Annual Meeting.

Vote by Rome, MHC

Rome, MHC is the holding company of Rome Bancorp which was formed pursuant to the reorganization of Rome Savings to a mutual holding company structure on October 6, 1999. As indicated under "Security Ownership of Certain Beneficial Owners and Management," Rome, MHC owns 60.5%, or 1,734,396 shares, of the outstanding common stock of Rome Bancorp. All shares of common stock owned by Rome, MHC will be voted in accordance with the instructions of the Board of Trustees of Rome, MHC. Rome, MHC is expected to vote such shares "FOR" Proposals 1 and 2.

Vote Required

For the election of directors under Proposal 1, the nominees who receive the most votes will be elected. Under this voting standard, a failure to vote or an indication of "WITHHOLD AUTHORITY" on your proxy card with respect to any nominee will not count "FOR" or "AGAINST" that nominee. A broker non-vote will have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director. You may not vote your shares cumulatively for the election of directors. Because Rome, MHC owns more than 50% of Rome Bancorp's outstanding shares, we expect that Rome, MHC will control the outcome of the vote on Proposal 1.

In order to implement Proposal 2, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Under this voting standard, shares as to which the "ABSTAIN" box has been selected on the proxy card will count as shares represented and entitled to vote and will be treated as votes "AGAINST" a proposal. Shares for which no vote is cast with respect to a proposal will be treated as shares that are not represented and will have no effect on the outcome of the vote for that proposal. A broker non-vote with respect to this proposal will be treated as shares that are not represented and will have no effect on the outcome of that proposal. Because Rome, MHC owns more than 50% of Rome Bancorp's outstanding shares, we expect that Rome, MHC will control the outcome of the vote on Proposal 2.

Confidential Voting Policy

Rome Bancorp maintains a policy of keeping shareholder votes confidential. We only let our Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

    Filing with the Corporate Secretary a letter revoking the proxy;

    Submitting another signed proxy with a later date; or

    Attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of shares of Rome Bancorp.

Solicitation of Proxies

Rome Bancorp will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of Rome Bancorp and Rome Savings may solicit proxies by:

    mail;

    telephone; and

    other forms of communication.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-KSB

If you would like a copy of our Annual Report on Form 10-KSB and audited financials for the year ended December 31, 2002, which was filed with the Securities and Exchange Commission ("SEC"), we will send you one (without exhibits) free of charge. Please write to:

Marion C. Scoville

Corporate Secretary

Rome Bancorp, Inc.

100 W. Dominick Street

Rome, New York 13440-5810

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of Rome Bancorp

The following table contains common stock ownership information for persons known to Rome Bancorp to "beneficially own" 5% or more of Rome Bancorp's common stock as of March 14, 2003. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares which an individual has the right to acquire within 60 days (such as stock options) of the date this table was prepared. Two or more persons may be considered the beneficial owner of the same shares. We obtained the information provided in the following table from filings with the SEC and from Rome Bancorp. In this proxy statement, "voting power" is the power to vote or direct the voting of shares, and "investment power" includes the power to dispose or direct the disposition of shares.
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Common Stock	Rome, MHC 100 W. Dominick Street Rome, New York 13440-5810	1,734,396	60.5%

Security Ownership of Management

The following table shows the number of shares of Rome Bancorp's common stock beneficially owned by each director, and all directors and executive officers of Rome Bancorp as a group, as of March 14, 2003. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name.

Name	Position with Rome Bancorp(1)	Amount and Nature of Beneficial Ownership(2)(3)(4)(5)	Percent of Common Stock Outstanding(6)
Bruce R. Engelbert (7)	Director	25,680	*
David C. Grow (8)	Director	20,980	*
Kirk B. Hinman (9)	Director	57,680	2.0%
T. Richard Leidig (10)	Director	27,924	*
Richard H. McMahon (11)	Director	27,680	*
Marion C. Scoville	Director	12,084	*
Charles M. Sprock (12)	Chairman, President and Chief Executive Officer	54,470	1.9%
Michael J. Valentine	Director	27,680	*
All directors and executive officers as a group of eleven persons (13)		395,329	13.8%

* Less than one percent of the total outstanding shares of common stock.

  Titles are for both Rome Bancorp and Rome Savings.

  See "Principal Shareholders of Rome Bancorp" for definition of "beneficial ownership."

  The figure shown above includes shares held in trust pursuant to the Employee Stock Ownership Plan that have been allocated as of December 31, 2002 to individual accounts, as follows: Mr. Sprock 2,470 shares and Marion C. Scoville 619 shares. Such persons have voting power, subject to the legal duties of the ESOP Trustee, but no investment power, except in limited circumstances, over such shares.

  Includes unvested restricted stock awards of 1,440 shares made to each outside director under the Rome Bancorp, Inc. 2000 Recognition and Retention Plan. Includes an unvested restricted stock award of 7,440 shares awarded to Mr. Sprock under the Rome Bancorp, Inc. 2000 Recognition and Retention Plan. Each recipient of a restricted share award has sole voting power, but no investment power, over the common stock covered by the award. The restricted stock will vest at the rate of 20% per year on each anniversary date of the grant, with accelerated vesting upon death, disability, retirement or change in control.

  Includes 1,640, 1,640, and 3,280 shares of common stock which may be acquired by Mr. Grow, Mr. Valentine and Mr. Hinman respectively, pursuant to vested options granted to them under the Rome Bancorp, Inc. 2000 Stock Option Plan. Also includes 16,000 shares of common stock which Mr. Sprock may acquire pursuant to vested options granted to him under the Rome Bancorp, Inc. 2000 Stock Option Plan.

  Based on a total of 2,865,733 shares of Rome Bancorp's common stock outstanding as of March 14, 2003.

  Includes 5,000 shares held in Mr. Engelbert's Individual Retirement Account and 3,280 shares held by Mr. Engelbert's spouse.

  Includes 7,100 shares held in Mr. Grow's Individual Retirement Account and 700 shares held individually by Mr. Grow's spouse.

  Includes 1,000 shares held in Mr. Hinman's Individual Retirement Account; 25,000 shares held jointly with Mr. Hinman's spouse; 1,000 shares held as custodian for a minor; and 25,000 shares held by Rome Strip Steel Co., Inc. of which Mr. Hinman serves as President.

  (footnotes continued on following page)

  Includes 22,547 shares held individually by Mr. Leidig's spouse.

  Includes 2,000 shares held in Mr. McMahon's simplified employee pension plan.

  Includes 1,600 shares held individually by Mr. Sprock's spouse.

  The number of shares for all executive officers and directors as a group includes 97,762 shares held by the ESOP Trust that have not been allocated to eligible participants as of December 31, 2002, over which certain directors and executive officers may be deemed to have shared investment power, thereby causing such directors and executive officers to be beneficial owners of such shares. Each of such directors and executive officers disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to them individually. The individual participants in the ESOP have shared voting power with the ESOP Trustee.

  DISCUSSION OF PROPOSALS RECOMMENDED BY BOARD

  PROPOSAL 1

  ELECTION OF DIRECTORS

  General

  The Board has nominated two persons for election as directors at the Annual Meeting. The nominees are currently serving on Rome Bancorp's Board of Directors. If you elect the nominees, they will hold office until the Annual Meeting in 2006, or until their successors have been elected.

  We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

  Nominees and Continuing Directors
Nominees	Age(1)	Term Expires	Position(s) Held with Rome Bancorp	Director Since(2)
Richard H. McMahon	72	2006	Director	1969
Marion C. Scoville	72	2006	Director and Corporate Secretary	1994

Continuing Directors	Age(1)	Term Expires	Position(s) Held with Rome Bancorp	Director Since(2)
Bruce R. Engelbert	65	2004	Director	1982
David C. Grow	59	2004	Director	1993
T. Richard Leidig	71	2004	Director	1976
Kirk B. Hinman	51	2005	Director	1994
Charles M. Sprock	63	2005	Chairman, President and Chief Executive Officer	1980
Michael J. Valentine	60	2005	Director	1993

  As of December 31, 2002.

  Includes service as a director of Rome Savings prior to the formation of Rome Bancorp in 1999.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years.

Nominees

Richard H. McMahon has been a partner at the law firm of McMahon, Grow & Getty since 1964. The firm serves as counsel for Rome Savings. He currently serves as a director of Central New York Abstract Corporation in Utica, New York.

Marion C. Scoville retired from Rome Savings in 2000 after 44 years of service. Ms. Scoville continues to serve as a director and the corporate secretary of Rome Bancorp.

Continuing Directors

Bruce R. Engelbert is a retired President of Engelbert's Jewelers, Inc., a retail jewelry business with one store in Rome and another in New Hartford, New York.

David C. Grow has been a partner at the law firm of McMahon, Grow & Getty since 1975. The firm serves as counsel to Rome Savings. He currently serves as director and Secretary for the Canterbury Printing Company of Rome, Inc. in Rome, New York and MGS Manufacturing Company, Inc.

T. Richard Leidig is self-employed as a business consultant. He served as Vice President of Administration of Rome Cable Corp. until retiring from that position in 1986.

Kirk B. Hinman has served as the President of Rome Strip Steel Company, Inc. since 1989. He also serves on the board of Directors of Canterbury Printing Company of Rome, Inc. and Excellus, Inc.

Charles M. Sprock is the Chairman of the Board, President and Chief Executive Officer of Rome Savings Bank and Rome Bancorp. He currently serves as director for the Institutional Investors Mutual Fund in New York City and the Canterbury Printing Company of Rome, Inc. in Rome, New York.

Michael J. Valentine is the President of Mele Manufacturing Company, Inc., which manufactures and imports products in the jewel case, stationery, custom packaging and sports flooring businesses.
The Board of Directors unanimously recommends a vote "FOR" all of the nominees for election as directors.

INFORMATION ABOUT BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

Rome Bancorp's Board of Directors currently consists of eight members. Rome Bancorp's Certificate of Incorporation provides that the Board shall be divided into three classes, as nearly equal in number as possible. The terms of two directors expire at the Annual Meeting.

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Rome Bancorp. Rome Bancorp's executive officers and management oversee the day-to-day operations of Rome Bancorp. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors held twelve regular meetings and no special meetings during the fiscal year ended December 31, 2002. Each incumbent director attended at least 75% of the meetings of the Board of Directors.

Committees of the Board

The Boards of Directors of Rome Bancorp and Rome Savings have established the following committees:
EXECUTIVE COMMITTEE

The Executive Committee of the Board of Directors of Rome Savings exercises the powers of the Board of Directors in between Board meetings. It approves loans within Rome Savings' authority and reviews the loan portfolio.

Directors Engelbert, Valentine, McMahon, Sprock, Leidig and Scoville currently serve as members of the committee. Mr. Sprock is the Chairman of the Committee. The Executive Committee met 24 times in the 2002 fiscal year.

MANAGEMENT COMMITTEE

The Management Committee of the Board of Directors of Rome Savings assesses the structure of the management team and the overall performance of Rome Savings. It oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations.

Directors Hinman, Engelbert and Valentine serve on the committee. Mr. Valentine is the Chairman of the Committee. The Management Committee met 6 times in the 2002 fiscal year.

AUDIT COMMITTEE

The Audit Committee is chaired by Director Hinman, with Directors Leidig and Valentine as members. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our outside auditors and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The committee will also review and approve all transactions with affiliated parties. The board of directors of the Company have adopted a written charter for the Audit Committee. All members of the Audit Committee are independent directors as defined under The Nasdaq Stock Market listing standards. The Company believes that Director Hinman qualifies as an "Audit Committee Financial Expert" as that term is defined by applicable SEC rules. The committee met six times in the 2002 fiscal year.

Nominating/Corporate Governance Committee

The Nominating Committee discusses director nominations prior to each Annual Meeting of the Company. Currently, Board of Directors acts as the Nominating Committee. The Nominating Committee met one time during the year ended December 31, 2002.

The Nominating Committee recommends nominees for election as directors and reviews any shareholder nominations to ensure compliance with the notice procedures set forth in the Company's Bylaws.

The Company's Bylaws set forth a procedure for Shareholders to nominate directors by notifying the Secretary of the Company in writing and meeting there requirements set forth in the Bylaws. These requirements are further discussed in "Additional Information" of this Proxy Statement.

Audit Committee Report

The following Report of Rome Bancorp's Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed "soliciting material," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Exchange Act.

Rome Bancorp, Inc. Audit Committee Report

The Audit Committee has reviewed and discussed Rome Bancorp's audited financial statements for the fiscal year ended December 31, 2002 with management. The Audit Committee has also reviewed and discussed with KPMG LLP, Rome Bancorp's independent auditors, the matters required to be discussed by SAS 61, as may be modified or supplemented.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed KPMG LLP's independence with respect to Rome Bancorp with KPMG LLP.

Based on the review and discussions referred to in this audit committee report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Rome Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2002 for filing with the SEC.

ROME BANCORP, INC.
AUDIT COMMITTEE

Kirk B. Hinman, Chairman

T. Richard Leidig

Michael J. Valentine

Directors' Compensation

Meeting Fees. Each non-employee director of Rome Bancorp receives an annual retainer equal to $8,000. In addition, the non-employee Chairmen of the Audit and Management Committees receive annual retainers of $5,000 and $2,000, respectively. Other non-employee members of the Audit Committee also receive an annual retainer of $2,500. Directors of Rome Bancorp do not receive fees for attendance at Board of Directors or committee meetings. However, each non-employee director of Rome Savings receives the following fees:

    fee of $800 per Board of Directors meeting attended;

    fee of $375 per Executive Committee meeting attended;

    fee of $325 per committee meeting attended for all other committees; and

    fee of $275 per conference attended.

Total directors' meeting and committee fees for fiscal 2002 were $204,335. We do not compensate our employee-directors for service as directors. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and Bylaws.

Deferred Compensation Plan, Recognition and Retention Plan and Stock Option Plan. In addition, our directors are eligible to participate in The Rome Savings Bank Deferred Compensation Plan, the Rome Bancorp, Inc. 2000 Stock Option Plan and the Rome Bancorp, Inc. 2000 Recognition and Retention Plan. These benefit plans are discussed under "Benefit Plans," "Deferred Compensation Plan," "Stock Option Plan" and "Recognition and Retention Plan."

Executive Officers Who Are Not Directors

The following individuals are executive officers of Rome Bancorp and Rome Savings and hold the offices following their names. Biographical information and the business experience of each non-director executive officer of Rome Bancorp and Rome Savings is set forth below.

David C. Nolan has served as the Treasurer and Chief Financial Officer of Rome Bancorp since its inception and Rome Savings since 1984. His experience at Rome Savings includes positions as the Chief Accounting Officer, Manager of the Asset Liability Committee ("ALCO"), and Manager of fixed income portfolios.

James F. Sullivan is currently the Vice President and Senior Loan Officer of Rome Savings, an office which he has held since 1997. He is responsible in this capacity for Rome Savings' commercial and consumer loan portfolios.

D. Bruce Fraser is the currently Vice President of Operations, an office which he has held since 1998. Mr. Fraser oversees Human Resources and the EDP department.

The Board of Directors annually elects the executive officers of Rome Bancorp and Rome Savings. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.

Executive Compensation

The following table sets forth cash and noncash compensation for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 awarded to or earned by Charles M. Sprock, Rome Bancorp's President and Chief Executive Officer. No other officer's total annual salary and bonus for fiscal year end December 31, 2002 was in excess of $100,000.
Summary Compensation Table Annual Compensation
					Long-Term Compensation
Name and Principal Positions	Year	Salary($)	Bonus($)	Other Annual Compen-sation ($)(1)	Restricted Stock Awards ($)(2)	Shares Underlying Option Awards(#)	All Other Compen-sation($)(3)
Charles M. Sprock, Chairman, President and CEO	2002	250,000	20,000	5,500			31,037
	2001	250,000		5,500			24,778
	2000	250,000		4,500	92,225	40,000	18,627

  Includes $4,000 for club memberships and the remaining amounts are for the use of an automobile.

  Pursuant to the Recognition and Retention Plan, Mr. Sprock was awarded 12,400 shares of restricted stock as of June 28, 2000, which vest in 20% increments each year starting on June 28, 2001. The dividends attributed to such shares are held in the trust fund of the Recognition and Retention Plan and are distributed as soon as is administratively possible. The dollar amount shown is based on the fair market value of a share of common stock on June 28, 2000, which was $7.4375 per share. Accelerated vesting occurs in the case of death, disability, retirement or a change in control.

  Includes the following components: (1) $5,067, $5,100 and $4,327 in employer contributions by Rome Savings to a 401(k) plan for the benefit of Mr. Sprock for the fiscal years 2002, 2001 and 2000, respectively; (2) $9,261, $8,606 and $7,991 as the premium cost for the fiscal years 2002, 2001 and 2000, respectively, for life insurance coverage under the group term insurance plan, which has no cash surrender value; (3) $16,709, $11,702 and $6,309 representing the fair market value of the common stock which was allocated under the Employee Stock Ownership Plan to the account of Mr. Sprock for fiscal years 2002, 2001 and 2000, respectively.

  Employment Agreements. Rome Bancorp has entered into an employment agreement with Charles M. Sprock to secure his services as Chairman, President and Chief Executive Officer. The employment agreement has a three-year term which will be automatically extended on a daily basis so that the remaining term will always be three years unless written notice of non-renewal is given by the Board of Directors of Rome Bancorp or Mr. Sprock. This agreement provides for a minimum annual salary of $250,000, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. It also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The agreement provides for the reimbursement of Mr. Sprock's ordinary and necessary business expenses, such as travel and entertainment expenses, but does not guarantee any specific executive perquisites, such as club memberships or automobile expenses.

  Rome Bancorp may terminate Mr. Sprock's employment, and he may resign, at any time with or without cause. However, in the event of termination by Rome Bancorp during the term without cause, we will owe Mr. Sprock severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. In particular, Mr. Sprock would be entitled to: (i) a lump sum payment equal to the present value of the amount he would have earned in salary had he continued working an additional three years; and (ii) a lump sum payment equal to the present value of the additional contributions or benefits that he would have earned under the Rome Savings pension plan, 401(k) plan and ESOP had he continued work an additional three years. The employment agreement also provides for the cash out of any stock options, appreciation rights or restricted stock as if Mr. Sprock were fully vested at the time of his termination and the continuation of coverage under the life, health, disability insurance plans of Rome Savings or Rome Bancorp for an additional three years. The same severance benefits would be payable if he resigns during the term following: (i) a loss of title, office or membership on the board of directors; (ii) material reduction in duties, functions or responsibilities; (iii) involuntary relocation of Mr. Sprock's principal place of employment to a location over 50 miles in distance from Rome Savings' principal office in Rome, New York; or (iv) other material breach of contract by Rome Bancorp which is not cured within 30 days. Mr. Sprock may resign for any reason following a change in control and collect severance benefits as if he had been discharged without cause. The employment agreement also provides certain uninsured death and disability benefits.

  Under the employment agreement, Mr. Sprock has agreed that in the event his employment terminates, either voluntarily or involuntarily, under circumstances in which he is not entitled to severance benefits, he will not compete with Rome Savings or take a position with any of its competitors within Oneida County, New York for a period of one year.

  If Rome Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither Rome Savings nor Rome Bancorp could claim a federal income tax deduction for an excess parachute payment. The employment agreement requires Rome Bancorp to indemnify Mr. Sprock against the financial effects of such an excise tax.

  Benefit Plans

  Pension Plans. Rome Savings maintains a tax-qualified pension plan that covers substantially all employees who are age 21 or older and have at least one year of service. We froze benefits under this tax-qualified pension plan as of December, 2002. Rome Savings continues to maintain this plan to provide benefits to those individuals who were participants and had accrued a benefit prior to December, 2002. Rome Savings also maintains a nonqualified Supplemental Executive Retirement Plan that provides a supplemental retirement benefit to Mr. Sprock equal in value to the additional benefits he would have been provided under the tax-qualified pension plan but for the limits on benefits under tax-qualified pension plans imposed by the Internal Revenue Code. As future benefits to be accrued in the underlying defined benefit plan were frozen as of December, 2002, the future benefits to be accrued under the Supplemental Executive Retirement Plan were also effectively frozen as of that date.

  The following table shows the estimated aggregate benefits payable under the tax-qualified pension plan and the Supplemental Executive Retirement Plan upon retirement at age 65 with various years of service and average compensation combinations.
	Years of Benefit Service
Average Compensation(1)	10	15	20	25	30
$ 75,000	$ 15,000	$ 22,500	$ 30,000	$ 37,500	$ 45,000
100,000	20,000	30,000	40,000	50,000	60,000
125,000	25,000	37,500	50,000	62,500	75,000
150,000	30,000	45,000	60,000	75,000	90,000
160,000	32,000	48,000	64,000	80,000	96,000
200,000	40,000	60,000	80,000	100,000	120,000
250,000	50,000	75,000	100,000	125,000	150,000

  Average compensation is average base salary, as reported in the "Salary" column of the Summary Compensation Table, for the highest three consecutive years of employment within the final 10 years of employment. Tax laws impose a limit ($200,000 for individuals retiring in 2002) on the average compensation that may be counted in computing benefits under the tax-qualified pension plan. For Mr. Sprock, benefits based on average compensation in excess of this limit are payable by the Supplemental Executive Retirement Plan.

  The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. As of December 31, 2002, the number of years of service credited to Mr. Sprock under the plans was 30 years, the maximum that may be credited under the plans. As of December 31, 2002, Mr. Sprock's total annual benefit under the tax-qualified pension plan and the Supplemental Executive Retirement Plan was $150,000, payable in the form of a life annuity commencing at age 65.

  Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and are age 21 or older. Rome Bancorp has lent this plan enough money to purchase 8% of the shares which were issued in the reorganization of Rome Savings to a mutual holding company structure, to investors other than Rome, MHC.

  Although contributions to this plan are discretionary, Rome Savings intends to contribute enough money each year to make the required principal and interest payments on the loan from Rome Bancorp. This loan is for a term of 15 years and calls for level annual payments of principal and interest. The plan has pledged the shares as collateral for the loan and is holding them in a suspense account.

  The plan will release a portion of the pledged shares annually, allocating the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant's salary for a year represents 1% of the total salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

  This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flows.

  Benefit Restoration Plan. Rome Bancorp has also adopted a Benefit Restoration Plan for Mr. Sprock. This plan provides Mr. Sprock with the benefits that would otherwise be due to him as a participant in the 401(k) plan and the employee stock ownership plan if such benefits were not limited by certain provisions of the Internal Revenue Code. In addition, in the event Mr. Sprock retires prior to the end of the ESOP loan term, the plan will provide Mr. Sprock a benefit equal to the value of the shares of Rome Bancorp that would have been allocated to his account under the ESOP had he remained employed through the end of the ESOP loan term.

  Rome Bancorp has established an irrevocable "grantor trust" to hold assets for the payment of benefits under this plan. The assets of the trust are considered to be part of the general assets of Rome Bancorp and will be subject to the claims of its general creditors. Earnings on the trust's assets will be taxable to Rome Bancorp.

  Deferred Compensation Plan. Rome Savings has established The Rome Savings Bank Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Rome Bancorp and Rome Savings. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding one-year certificate of deposit issued by Rome Savings during the year or according to the investment return of other assets as may be selected by the Board of Directors.

  The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or termination of employment (as those terms are defined in the Deferred Compensation Plan). Rome Savings has established an irrevocable "grantor trust" to hold assets for the payment of benefits under the Deferred Compensation Plan. The assets of the trust are considered to be part of the general assets of Rome Savings and will be subject to the claims of its general creditors. Earnings on the trust's assets will be taxable to Rome Savings.

  2000 Recognition and Retention Plan. The Rome Bancorp, Inc. 2000 Recognition and Retention Plan was adopted by our Board of Directors and approved by our stockholders on May 3, 2000. Article X of the Recognition and Retention Plan was subsequently adopted by our Board of Directors and approved by our stockholders on May 2, 2001. The Recognition and Retention Plan provides for the grant of restricted stock awards to certain officers, employees and non-employee directors of Rome Bancorp, Rome Savings or any affiliate approved by the administrative committee. These restricted stock awards ("Awards") constitute a right to receive a certain number of shares of common stock of Rome Bancorp upon the Award holder's satisfaction of certain requirements, such as completion of five years of service with Rome Bancorp, with accelerated vesting upon death, disability, retirement or change in control. As a general rule, if the Award holder fails to fulfill the requirements contained in the restricted stock award, the Award will not vest. Instead, the Award will be forfeited and canceled. The Recognition and Retention Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

  As required by the terms of the Recognition and Retention Plan, Rome Bancorp has established a trust and contributed certain amounts of money or property as determined by the Board, in its discretion. No contributions by participants will be permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. It is currently anticipated that the trust will purchase common stock on the open market, or in private transactions. The trust is not expected to purchase previously authorized but unissued shares from Rome Bancorp. The trust is not authorized to purchase more than 49,991 shares of common stock of Rome Bancorp and cannot purchase more than this number.

  The Recognition and Retention Plan is administered by the Board, which has broad discretionary powers under the plan. The Board has the authority to suspend or terminate the plan in whole or in part at any time by giving written notice to the administrative committee, but the Recognition and Retention Plan may not be terminated while there are outstanding Awards that will vest in the future.

  2000 Stock Option Plan. The Rome Bancorp, Inc. 2000 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders on May 3, 2000. Article IX of the Option Plan was adopted by our Board of Directors and approved by our stockholders on May 2, 2001. The Option Plan provides for the grant, to certain officers, employees and outside directors of Rome Bancorp, Rome Savings or any affiliate approved by the administrative committee, of options to purchase common stock of Rome Bancorp ("Options") at a stated price during a specified period or term. If the Option is not exercised during its term, it will expire. The Option Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

  The following table provides the value for "in-the-money" options, which represents the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on the last trading day of the 2002 fiscal year, which was $25.10 per share.
2002 Fiscal Year End Options/SAR Values (1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable (2)
Charles M. Sprock			16,000/24,000	282,600/423,900

  All options were granted on June 28, 2000 and vest at the rate of 20% per year beginning on June 28, 2001.

  The closing price per share of common stock on the last trading day before the fiscal year ended December 31, 2002, was $25.10, and all options have an exercise price of $7.4375 per share, which equals a spread of $17.6625 per share.

Transactions with Certain Related Persons

We make residential mortgage loans to employees. We do not offer employees residential mortgages at a reduced rate. The mortgage loans have the same underwriting terms that apply to non-employee borrowers.

Rome Bancorp's authority to extend credit to directors, executive officers, and 10% shareholders, as well as entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRB and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) do not exceed certain limitations on the amount of credit extended to such persons, individually and in aggregate, which limits are based, in part, on the amount of Rome Bancorp's capital. Rome Bancorp intends that any transactions in the future between Rome Bancorp and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to Rome Bancorp than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of Rome Bancorp not having any interest in the transaction.

Rome Savings has made loans or extended credit to its executive officers and directors and also to certain persons related to executive officers and directors. All such loans were made by Rome Savings in the ordinary course of business and were not made on more favorable terms, nor did they involve more than the normal risk of collectibility or present unfavorable features. The outstanding principal balance of such loans to directors, executive officers and their associates totaled $401,000, or 1.1%, of Rome Bancorp's total equity at December 31, 2002.

We retain the law firm of McMahon, Grow & Getty. David C. Grow and Richard H. McMahon, both directors of Rome Bancorp and Rome Savings and Trustees of Rome, MHC, are partners of McMahon, Grow & Getty. The firm represents Rome Savings Bank in real estate and commercial loan closings and other matters, wherein Rome Savings Bank's borrower typically pays the legal fees and expenses. For 2002, we directly paid $63,196 in legal fees to this law firm. Borrowers of Rome Savings Bank paid additional fees related to loan closings to the law firm.

All future affiliated transactions will be made or entered into on terms that are no less favorable to Rome Bancorp than those that can be obtained from an unaffiliated third party. A majority of the independent, disinterested members of Rome Bancorp's board of directors must approve future affiliated transactions and forgiveness of loans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Rome Bancorp's directors, executive officers, and any person holding more than ten percent of the Rome Bancorp's Common Stock file with the SEC reports of ownership changes, and that such individuals furnish Rome Bancorp with copies of the reports.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, Rome Bancorp believes that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

PROPOSAL 2

RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG LLP to act as the independent public accountants for Rome Bancorp for the fiscal year ending December 31, 2003, and we are asking shareholders to ratify the appointment. Representatives of KPMG LLP are expected to be present at the Annual Meeting to answer questions concerning the financial statements and to make a statement at the meeting.

Audit Fees. The aggregate fees of KPMG LLP for the audit of Rome Bancorp's financial statements at and for the year ended December 31, 2002 and reviews of Rome Bancorp's Quarterly Reports on Form 10-QSB were $81,500, of which an aggregate amount of $62,500 has been billed through December 31, 2002.

All Other Fees. The aggregate fees for services other than those discussed above rendered by KPMG LLP to Rome Bancorp for the year ended December 31, 2002 were $29,970, all of which has been billed through December 31, 2002.
The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of KPMG LLP as independent public accountants for Rome Bancorp.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit proposals to be included in our next proxy statement for the 2004 Annual Meeting of Shareholders, we must receive them by December 5, 2003, pursuant to the proxy solicitation regulations of the SEC. SEC rules contain requirements as to which shareholder proposals must be in the Proxy Statement. Any such proposal will be subject to 17 C.F.R. 240.14a-8 of the rules and regulations promulgated by the SEC.

In addition, under Rome Bancorp's Bylaws, if you wish to nominate a director or bring other business before an annual meeting:

You must be a shareholder of record entitled to vote and have given timely notice in writing to the Secretary of Rome Bancorp.

Your notice must contain the specific information required in our Bylaws.

By Order of the Board of Directors,

Marion C. Scoville

Corporate Secretary

Rome, New York

April 4, 2003
To assure that your shares are represented at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.